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FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT

Contacts:     Tom Sabol
              Chief Financial Officer
              (920) 722-3451
              email:  tom.sabol@plexus.com


         PLEXUS CORP. ANNOUNCES PRICING OF COMMON STOCK OFFERING


         Neenah, WI, October 12, 2000-- Plexus Corp. (NASDAQ: PLXS) today announced the pricing of a follow-on offering of 3,000,000 shares of Common Stock. The offering was priced at $50.00 per share. The shares will be issued pursuant to an effective shelf registration statement. The Company has also granted the Underwriters an option to purchase up to an additional 450,000 shares to cover over-allotments, if any. The underwriting will be managed by a group led by Robertson Stephens, Inc., SG Cowen Securities Corporation, Thomas Weisel Partners LLC and Robert W. Baird & Co. Incorporated. The offering is subject to customary closing conditions and is expected to close on October 18, 2000.

         Headquartered in Neenah, Wisconsin, Plexus provides product realization services to original equipment manufacturers (OEMs) in the networking/telecommunications, medical, industrial, computer and transportation industries. The Company provides advanced electronics design, manufacturing and testing services to its customers and focuses on complex, high-end products. Plexus offers its customers the ability to outsource all stages of product realization, including development and design, materials procurement and management, prototyping and new product introduction, testing, manufacturing and after-market support.

         This press release shall not constitute an offer to sell or a solicitation of an offer to buy shares of Plexus common stock. An offering of shares of Plexus common stock will be made only by means of a prospectus. The prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

         A final prospectus relating to the offering may be obtained from Robertson Stephens, Inc., 555 California Street, Suite 2600, San Francisco, California 94104, SG Cowen Securities Corporation, One Financial Square, 27th Floor, New York, New York 10005; Thomas Weisel Partners LLC, 1 Montgomery Street, Suite 3700, San Francisco, California 94104; or Robert W. Baird & Co. Incorporated, 777 East Wisconsin Avenue, Suite 2800, Milwaukee, Wisconsin 53202. The offering documents have also been filed with the Securities and Exchange Commission and are available over the Internet at the SEC's Web site at http://www.sec.gov.